UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2)).
[ ] Definitive proxy statement.
[ ] Definitive additional materials.
[X] Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12.

          NUI Corporation
--------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

              1) Title of each class of securities to which transaction applies:
                 ---------------------------------------------------------------

              2) Aggregate number of securities to which transaction applies:
                 ---------------------------------------------------------------

              3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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              4) Proposed maximum aggregate value of transaction:
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              5) Total fee paid:
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

              1) Amount Previously Paid:
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              2) Form, Schedule or Registration Statement No:
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              3) Filing Party:
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              4) Date Filed:
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

                                Filed by NUI Corporation pursuant to Rule 14a-12
                                       under the Securities Exchange Act of 1934



The following is a transcript of a conference call held by NUI with its employees on July 15, 2004:



                                 NUI CORPORATION

                            Moderator: Chris Reardon
                                  July 15, 2004
                                  8:00 a.m. CT



Operator: Good day and welcome to the NUI employee conference call. Today's call is being recorded.

     For opening remarks and introductions, I'd like to turn the conference over to Mr. Chris Reardon. Please go ahead, sir.

Chris Reardon: Good morning, everybody. I'm Chris Reardon. I'm Manager of
     Public Affairs for NUI. I know many of you folks; a few, I don't. Due to the nature of today's meeting and corporate governance in general, I have to read an opening statement. It's a little bit lengthy. And then, I will turn it over to Craig Matthews, our President.

     The comments that will be made during this call contain forward-looking statements, including statements related to the potential sale of NUI Corporation and anticipated additional finance. These statements are based on management's current expectations and information currently available, and are believed to be reasonable and are made in good faith.

     However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to: those factors set forth in NUI Corporation's Form 10-K, Form 10-Q, and its other filings with the Securities and Exchange Commission; NUI's ability to consummate the sale; the ability to obtain the regulatory and other approvals required for the transaction on the terms expected or on the anticipated schedule; the ability of NUI and NUI Utilities to satisfy the conditions precedent to obtaining the $95 million financing committed to by Credit Suisse First Boston, LLC; the ability of NUI and NUI Utilities to amend and extend their respective credit facilities; NUI Utilities ability to satisfy the terms and conditions precedent to the draw down of its delay draw term loan and refinance its medium term notes; and other uncertainties, all of which are difficult to predict, and some of which are beyond NUI Corporation's control.

     For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words expect, believe, project, anticipate, intend, should, could, will, and variations of such words and similar expressions are intended to identify forward-looking statements. NUI Corporation does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

     In addition, the statements made in this teleconference may be deemed to be solicitation material in respect of the proposed merger. In connection with the proposed transaction, NUI will file with the Securities and Exchange Commission a preliminary proxy statement regarding the proposed merger transaction on Schedule 14A. The information contained in this preliminary filing will not be complete and may not be changed.

     Investors are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC, because they will contain important information. The definitive proxy statements will be sent to the - to stockholders of NUI, seeking their approval of the proposed transaction. In addition, you may obtain these documents free of charge at the Web site maintained by the SEC at www.sec.gov.

     Also, you may obtain documents filed with the SEC by NUI free of charge by requesting them in writing from NUI Corporation, P.O. Box 760, Bedminster, New Jersey, 07921, attention Investor Relations or by telephone at 908-719-4223.

     NUI and its directors and executive officers, and other members of management, and NUI - and employees may be deemed to be participants in the solicitation of proxies and from the stockholders of NUI in connection with the merger. Information about the directors and executive officers of NUI, and their ownership of NUI stock is included in NUI's annual report and Form 10-K filed with the SEC on May 13, 2004. Additional information about the interests of NUI participants and the solicitation of proxies in respect of the proposed transaction will be included in a proxy statement when it becomes available.

     Well, that's that, folks. Now, I'm going to turn it over to Craig Matthews. Sounded like a commercial with all the disclaimer up front instead of at the back.

Craig Matthews: Thank you, Chris. I think that qualify is longer than the speech that Paula and I have prepared. Good morning, all employees, and good morning, Paula.

Paula Rosput:  Good morning.

Craig Matthews: For our employees, I know this has been a long journey since
     September 2003 when the board decided to sell the company; 10 months of uncertainty and anxiety for all of you.

     I know none of you probably envisioned this when you came to the company, this option where we are now. But obviously the sale became the only option for the company, and I quite frankly thinks it's - think it's good news for us.

     We've done our best to make sure that we've had an extensive and thorough auction process to get the best value for our shareowners, for our employees, and for our customers. And so, I'm especially pleased that the buyer is AGL Resources. I've known this company for a long time. It's a solid company with 150-year history, focused in the gas distribution business. It's financially strong; it has an investment grade rating. Centered in Atlanta, Georgia, they have expanded over recent years into Virginia with the acquisition of Virginia Natural Gas in the year 2000 and in Tennessee with the acquisition of Chattanooga Gas.

     They also have a wholesale service company called Sequent where they manage gas assets for themselves and for some other companies.

     On a personal note, I have known many of their officers for my 38-year career in this industry. David Jones was the CEO for many years and retired a number of years ago. I've known Paula Rosput - who's the Chairman, CEO and President of AGL for at least five years - since she came into that position. I worked with her on the board of the American Gas Association, and I - quite frankly I think we found ourselves aligned on many issues, and I found our thinking very similar in many ways.

     She has an impressive track record since she's been in that position. Quite frankly AGL was not in the strongest of shape when she got there. She's grown the earnings since 2000 from $1.40 a share to 2,000 - to $2.03 in '03. She brought down the debt from 68 percent to 52 percent. She's improved efficiency.

     She is a smart businesswoman. She has a high ethical standard. On top of that all, she's a nice person. I'm confident that we can work together, and have a very effective and fair integration process.

     Paula's been on both sides of acquisitions and mergers; she's worked for a company that was acquired, and now in this current position. She was in a - on the other side of the fence, and acquired these two companies, Virginia Gas and Chattanooga. I've told you from my past experience at KeySpan, I've done a merger of equals, and then I did an acquisition of Boston Gas. So, between the two of us, I think we know how to do an integration process right.

     Part of doing it right is communication. I told you the first day I came here that the first word in the word merger is me. And you all have individual concerns, which is totally to be understood. We can't answer all of those individual questions. We'll start that process today, but in the integration process we'll have lots of communication, and avenues for - to get your questions answered.

     Our goal in this transaction is to set a record time actually in getting the necessary approvals from the commissions in New Jersey, Florida, Maryland, and Virginia, the SEC, and the FTC through Hart-Scott-Rodino.

     We believe it can be done in six months, and we'll work toward that end. But it will take some aggressive effort.

     Paula felt very strongly about getting into the field and meeting as many employees as possible today. So, we're kicking off this meeting; she will make a few remarks here. She will actually be in person in field visits in Clinton this afternoon, and then later on in the afternoon at Plaza.

     So, Paula, let me introduce you to this wonderful group of employees, Paula Rosput.

Paula Rosput: Thank you very much, Craig. And thank you for those kind opening remarks. I'm just going to stay on the line a couple of minutes because I'm in transit. But there are a few things I wanted to express.

     First of all, a heartfelt thank you to all of you who have been so forthcoming in the due diligence process as we tried to get to the purchase and sales agreement finish line. I think we were a little bit like the, you know, sort of the elephant in the strawberry patch, or something. I mean, we were probably - seemed to be all over the place at all times with a million questions, and you were all terrifically patient with us.

     And you gave us the comfort zone around the underlying utility operations that gave us the confidence to move forward to conclude this transaction. So, thank you so much to all of you who were so helpful.

     And second, that we look forward to working with you in the transition process. Craig exactly captures the feeling here, which is we've both been on both sides of this issue called transition, merger and acquisition. And so, we are both very sensitive to having a process where there's a lot of information, very early on, a cooperative spirit and a high level of engagement on both sides.

     In that regard, we will start the merger integration process next week. Craig and I are going to spend some time together at the beginning of next week. And I hope that we will have people on the ground in the various offices towards the back end of next week.

     Let me just also say that we embrace the concept that communication is central to a successful process. And in that vein, we do have ambassadors in some of the offices where we won't get to today, where our senior leadership will not arrive today, but we will get to a couple of places today. We'll be in New Jersey in two locations, as Craig indicated this afternoon. We intend to be down in Florida at several locations on the 21st of the month. And then we have a little bit of logistic to get to both Maryland and Virginia properties, but we'll be doing that the first week of August, and there will be more details forthcoming there.

     In the meantime, as I said, we have sent ambassadors to the various locations where we will not be today. They will have some brief introductory material about AGL, some information packages, and be able to point out how you can contract us - contact us directly.

     At this point I actually have to go off to another meeting and then catch my transportation. So, I can not unfortunately stay on the call to answer questions. But I will certainly be there this afternoon in New Jersey; our ambassadors will be there with some early on information. We look forward to working with all of you, trying to create a clarity on how the transition's going to work, and also personal clarity on what professional destinies people can expect.

     Again, we've been very impressed by how helpful everybody's been, very impressed by the craftsmanship out in the field. And looking very forward to working with all of you to carry the best of the heritage of NUI forward, and get a successful merging of the companies to a joint future. Thank you.

Craig Matthews: Thank you, Paula. See you this afternoon.

Paula Rosput: Great, thanks.

Craig Matthews: I think mechanically now we're going to ask employees to list their questions, write them down and submit them to the coordinators at each of the locations. And we're going to take a few minute break to allow for those questions to be collected, and then we'll come back online in a few minutes. And the operator will assist us in rotating those locations since there are a number - something like 12 locations, we have to limit probably each location to something like one or two questions.

     But again, let's get all those questions out today. But there'll be many other opportunities to answer questions. That's - anything else, Chris?

Chris Reardon: OK, folks, we'll - (Kim), our operator, will rejoin us at 9:20, in the next five minutes if our room coordinators could please collect any questions that may be coming from their locations. And we will reconvene. We'll stay on the line, so everyone please stay on the line. We'll begin again in five minutes at 9:20. Thanks.

Operator: Thank you. Once again, please do not hang up your line; we will be rejoining in approximately five minutes.

     And for our phone audience today, once we begin the question-and-answer session; if you'd like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. Additionally if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We'll proceed in the order that you signal us and take as many questions as time permits. Once again, that will be star one to ask a question. And we'll pause.

Male: OK.

Male: (Kim)?

Operator: Yes, sir.

Male: OK, we can go with the questions if there are any.

Operator: Great, one moment, please.

Male: Thank you.

Operator: We'll take our first question from Ron Reisman at the Plaza in New
     Jersey.

Ron Reisman: OK, thank you. We have a question here on job security. What is going to happen to the current employees of Elizabethtown and NUI, as well as City Gas and Maryland?

Craig Matthews: Well, first for union employees, they have contractual rights, and those contractual rights include a successor clause. So, they will be fully protected by their contract. With regard to employees of Elizabethtown, part of the transition process will include interviewing every employee in the company to evaluate where - there will obviously be some downsizing in some areas.

     But every employee will be interviewed as part of the process to determine the best employee, if there's going to be a limited number of positions between Atlanta and ourselves, who's the best qualified for that.

     That will be part of the - we'll try and do that early in the integration process, this is what consultants advise you don't wait until the end, try and determine as early as possible so that people have the ability to do proper planning during this period.

Ron  Reisman: Can we get a second question in there?

Craig Matthews: Sure.

Ron Reisman: OK, another question on pension and health benefits. Will we be absorbed into AGL's system? Will we keep our pension? And what's going to happen with our benefit package?

Craig Matthews: First of all, with regard to pension, pension is covered by federal law under ERISA. So, the - their pension plan is fully protected. Whether it is eventually rolled into AGL's pension plan has not been determined yet. Usually companies wait for a while, but then for efficiency reasons they are eventually rolled together, but that decision has not been made.

     With regard to benefits, the merger agreement requires that at least for a period of one year employees will be protected in the aggregate for the value of their pension - excuse me, of their benefits, so all of your health and insurance and et cetera, the value of that package rolled together has to remain the same over the first year. Now, that may mean that you will actually be given an option to roll into some of AGL's benefit medical plans, et cetera, but the value of your plan is required to be approximately the same.

Ron  Reisman: All right, thank you. We'll pass on to the next one.

     Craig Matthews: Thank you.

Operator: Moving on to Lauren Ajarms with - excuse me, at Union, New Jersey.

Lauren Ajarms: Thank you. We have one. The stock, the 401(k), how will it work with AGL?

Craig Matthews: Well, the 401(k) right now, until the actual sale is consummated, will remain the same. And then, there has to be the mechanics of working out the actual payout of that plan to employees, the value of the stock times how many shares you have in the plan. But during this - you know, the coming months until the sale is consummated, everything will remain the same.

     AGL has a 401(k) plan; I don't know the specifics of that plan. So, I couldn't say whether there's an automatic roll in, obviously this is tied into the value of the benefits. But the actual mechanics, I simply don't know their plans. Steve, do you?

Steven Overly: I think that their plan is generally comparable to ours. But again, over the next few months, early on, we'll be providing employees with information on all of the AGL benefits, as we - particularly those that in some cases might be a little better than ours, or comparable to ours, so that you'll have information as to how the benefit package will look going forward.

     But as Craig said, at least for the next year, employees can rest assured that when taken as a whole, their benefits will remain substantially similar to what they are today, and that's a year from the actual closing of the merger, not a year from today. So, if the actual closing of the merger is December of '04, there'd be protection through December of '05.

Craig Matthews: Now, don't read into the - in too much that, you know, it's one year and then have this vision that all the benefits are going to fall off the cliff after that. There's usually a protection period similar to this that we've negotiated in this merger.

     But I can tell you from conversations with Paula, there's no intent to have a wholesale degradation, and you're going to be treated any different than the AGL employees, companies simply don't operate that way, you won't have a very effective and motivated team if you have some subsidiaries that are very disparate, and the value of the pensions then - or benefits that they get. So...

Male: (Kim), before we move on to the next location, next question, for everybody that the additional speaker was Steve Overly, who is our Chief Financial Officer and Chief Administrative Officer.

     OK, have our next question, please?

Steven Overly: I got a new title now.

Male: Steven actually has CFO, General Counsel, Vice President and Secretary.
     Other than that, we're trying to find some other titles for him.

Operator: Our next question will come from Mike Scacifero at Union, New Jersey.

Mike Scacifero: Yes, this is a bargaining unit related question. Does AGL have a bargaining unit union? And if so, will the other states - New Jersey, in particular - be integrated into that union?

Craig Matthews: They do have unions, they have multiple unions, they have teamsters, they have IBW. I want to say they do not have representation with the union that we have. There are three different unions, I apologize, I just can't remember the third.

     Whether those - there's any move to integrate any of those unions I think is a very much an issue for the union leadership, and for AGL. But in most cases, quite frankly, that has not been done.

Mike Scacifero: Thank you, that's it.

Craig Matthews: Thank you.

Operator: Thank you. Moving on, we will go to Will Clear at Evington, Virginia.

Will Clear: Craig, we had a pension plan question, so you've already answered our one question.

Craig Matthews: OK.

Operator: Anything additional, Mr. Clear?

Will Clear: No.

Operator: Thank you.

Craig Matthews: Thanks, Will.

Operator: Moving on to Steve Pinkowski in Brevard, Florida.

Steve Pinkowski: Hi, we have a question here. Do AGL companies do their own appliance servicing work?

Craig Matthews: Fair question, and I don't know the answer. Georgia, let me say though, is a state, it's the only state where unbundling, deregulation was mandated by legislation. So, in other words, back in the end of 1999, I guess the beginning of 2000, they were forced to get out of the sales business totally. So, I'm not talking about appliances; I'm just talking about gas sales. So, they became just the transporter for gas.

     And all of gas was - there were marketers that came in, solicited customers to go with their marketing company, and then if customers did not choose which marketer, by a lottery system they were - they were assigned to a marketing firm. It caused a lot of turmoil, and a lot of confusion back then. They have gotten through that, it's the one state that's remained that way, many other states have actually pulled back from unbundling.

     So, they had - they are primarily transporters, obviously they had their own wholesale subsidiary that - similar to our brokerage operation where they manage all of the gas supply assets for all of their affiliates, plus some others.

     My instinct would tell me that because of that unbundling, they would probably have been forced to get out of the appliance service business. But whether they do that now separately as a subsidiary, I simply don't know, and I should know. We will get back to you on that.

Steve Pinkowski: OK, thank you. Our other question was answered already.

Craig Matthews: Thank you.

Operator: Our next question will come from Tom Rumbly with Rahway, New Jersey.

Tom Rumbly: Morning, we just have one question. Craig, is there any plans for an early retirement or package for any employees?

Craig Matthews: No, that is - that has not been discussed as of yet. If there is downsizing to be done, that is often a technique that's used to help in that process. But that will be something that will have to be determined later on. It'll also be a function of economics.

     When you - when you do an early retirement program, you need people at the right aggregate age levels, et cetera, and how many you plan to downsize in order to wake - make the mechanics work. So - but we haven't even started that process yet.

Tom  Rumbly: Thank you.

Operator: Stephen Freedy in Stewartsville, New Jersey has our next question.

Stephen Freedy: Good morning.

Craig Matthews: Good morning.

Stephen Freedy: Just have a couple of questions here, one you did answer about consolidation. We have one question, and it's along the compensation line. Vacation and length of service, they kind of go hand in hand. Assuming that employees pass an interview process, do they start day one as an employee for AGL? Or do they carry over their length of service? And also, with vacation, do they fall into a vacation schedule at AGL?

Craig Matthews: I can't answer those issues right now, Steve.

Male: I'm happy to answer. As we - as we consolidate the benefits, AGL of course has a vacation schedule. Employees of NUI that will become AGL employees will automatically have the same amount of service credit for vesting of all their benefits as they do. So, you don't start over - hey, I'm a brand new employee. If I've had five years with NUI, I'll have five years of credit for purposes of vesting with AGL.

     If in the vacation schedule, if I've got five years with NUI, I'll be entitled to the amount of vacation AGL offers for an employee with five years of service. As well as to the extent that people that got as part of their offer agreement any particular vacation and the like, all of that would be honored, again because that's an obligation or a contractual obligation with the company that will remain.

     Does that answer your question?

Stephen Freedy: Yes, it does.

Male: OK.

Stephen Freedy: Next question is pretty simple, maybe premature. What will we be known as, AGL North, AGL Division, Elizabethtown Gas Division?

Craig Matthews: Well actually this hasn't been decided, it is AGL's decision.
     But they have kept the Virginia Gas name and they have kept the Chattanooga gas company name. So, my assumption is they will keep the same here, but they may have a subscript, you know, an AGL Resources Company, or something like that. But honestly it's a question I - that Paula has to answer.

Stephen Freedy: Thank you. Just one last question. Then as far as retirement, does AGL, if you know, have a standing early retirement package, like an average of years? Or in length of service?

Craig Matthews: I do not know.

Stephen Freedy: OK.

Craig Matthews: You mean a standing early retirement? You know, is that what you're asking? Or would they initiate a special early retirement?

Stephen Freedy: No, it's a combination of...

Craig Matthews: Years and...

Stephen Freedy:... for example, public service has 80 and out with a minimum of 55 years old. So, it would be 25 years of service, and 55 years of age.

Craig Matthews: And that's constantly available.

Stephen Freedy: I - they at one time had it, I don't know.

Craig Matthews: Yes, it's - that's usually a one-time, you know, I think that relates to the early retirement program that was suggested before, and it's just premature. I could - that issue has not been discussed yet.

Stephen Freedy: OK.

Operator: Anything additional, Mr. Freedy?

Stephen Freedy: No.

Operator: Thank you. Gentlemen, at this time we have no further questions. I'll turn the conference back over to you for any additional or closing remarks.

Craig Matthews: (Kim), would you like to go back please to our Plaza and Union locations and see if they have any additional questions?

Operator: Once again if those locations have any additional questions, please go ahead and press star one at this time to queue up.

Craig Matthews: Or any questions from Miami.

Operator: And Lauren Ajarms line in Union, New Jersey, does have another question.

Lauren Ajarms: Yes, thank you. One of the questions was about the union was protecting, the other statement was that the - a list of count employees would be up front knowing if they have a job. How - what's the process? And how long will it take?

Craig Matthews: The integration process, the details we will work out. But I have had enough conversations with Paula to know that first of all the transition team will - which will be co-chaired between her and myself, and then we'll add other members next week, or perhaps today when we meet later on. And that integration process will start very quickly.

     There's some critical path areas here, if we're going to get a record time and approval, we need to get this new financing package approved by the VP, and of course we need to get the filings done with all of the commissions - regulatory commissions and the SEC as soon as possible.

     But she has been very clear that the way she did both the Chattanooga and Virginia Gas was to as each process is reviewed - and you typically identify each macro process, marketing, finance, field operations, call centers, or customer service activity, et cetera. You go down each one of those, you form a working group.

     And as part of that working group then, a decision will be made by AGL, do I plan to combine that operation into Atlanta? Do I want to keep people in the operation here? And then once the number of people needed for those positions had been identified, employees will be interviewed for the best employee suited for that job.

     But that will be early on. I would say that process, from experience, typically takes three to four months. You start at the highest level of the organization, officers, and then you work your way down. So, it typically does take that long.

     Any other aspect that I didn't answer for you?

Male: ((inaudible)).

Operator: Any additional questions, Lauren?

Lauren Ajarms: Yes, the question is any transfers are - how you would - is AGL looking at any transfers, if there were any?

Craig Matthews: AGL had said I believe in their press release or on their Web site that once all employees become employees of AGL, they are - they are open to responding to any job posting in many of their locations. So, that is absolutely a possibility.

     And one of the up sides of this purchase of NUI, you'll be working now for a lot larger company with multiple locations, and perhaps more career opportunities than you had at NUI.

Male: ((inaudible)).

Male: Can any of this take place before closing?

Lauren Ajarms: Can any of this - what we're talking about, take place before the closing? Meaning I guess with the approvals.

Craig Matthews: That has been done. It's not common, but if there are specific needs, it probably might be more at our end, quite frankly. We are sitting in a number of areas, and if we had people that left, for example, it's typical to hire people. So, it may well be the AGL people will want to apply here, or help us fill positions in short term basis.

     But there - it's an - it's a topic I will explore with them as to the possibility of AGL - NUI employees going to AGL before the - this sale is consummated. It's a possibility, but I haven't discussed it with her.

Lauren Ajarms: Thank you.

Craig Matthews: Sure.

Male: I believe we have a question from (Hialia), (Kim).

Operator: Yes, we do. Gloria Lopez has a question.

Gloria Lopez: Yes, thank you. Can AGL terminate employees prior to the close?

Craig Matthews: No. This company has - will run as an independent company, we have - with all the fiduciary responsibilities that we have, the only changes we will make that may be related to the merger will because we agreed to them. But there are no such plans.

Gloria Lopez: Thank you.

Operator: We also have a question from Will Clear in Evington.

Will Clear: Yes, Craig, we had a question down here. Has there been any work to determine who - or what group Virginia Gas will report to in AGL?

Craig Matthews: No, that hasn't been determined. However, AGL has - is one of those companies that has always expressed interest in all of our operations. As you know, the requirement for this bid was to bid on all of the assets of the company, we were not going to break it up. There were some bidders who were more interested in the utility than other operations, et cetera. AGL is interested in all of them.

     In fact, there was a recent article in "Gas Daily" I believe that talked to their concept of a hub in the south, and that marketers are unwilling, typically, to commit long term for pipeline capacity and gas supply. And there is a need for stability for customers to do that. The co-point Maryland LNG plant is an opportunity, she believes, to - there is limited takeaway capacity from those LNG utilities.

     So, she is interested in what role they can play there. Our assets in (Saltville) and Virginia Gas can very much play a role there. Our proposed east/west pipeline project in Florida has the same issue, it will take additional takeaway capacity in Florida for those LNG import projects.

     So, they are very keenly interested in Virginia Gas and those assets, and how they can be integrated into their wholesale operation sequence, but whether Virginia Gas would be totally affiliated with Sequent, or who it reports to has not been discussed specifically.

Will Clear: OK, thanks, Craig.

Operator: We have a question from Ron Reisman at the Plaza, New Jersey.

Ron Reisman: We've had a couple of questions come up. One is will employees over the age of 50 be grandfathered - or grandmothered, as the case may be
     - in regard to their health benefits?

Male: I think that with regard to benefits, again - at least for the next year, we'll have comparable plans, but then they will roll off onto the AGL plans. And I think at this point in time we'll be putting out information in the near future to let employees know what those benefits look like.

Ron Reisman: OK, we had another question with regard to AGL, we'll ask it now, maybe more appropriate to ask the AGL people later. But to what extent is AGL centralized or decentralized? What functions are headquarters solely in Atlanta? And what functions are taken care of by the various affiliates in other states?

Male: The - in the case of - it's really Virginia Gas, and Chattanooga that are the two examples. Obviously the largest operation is centered around Atlanta. Virginia Gas is a company similar to our size, Chattanooga is much smaller by 54,000 customers, and Virginia Gas is about 250,000 customers.

     The way it's worked there, obviously the field operations and everything related to that basically remained at those locations. And then there has been a pool of IT people, accounting people that have remained at that local location, and some other aspects of that have been consolidated.

     So, it's kind of makes - it's not - in some cases companies go in and they just - they collectively were centralizing everything, they're not that way, I - they're more in between is the best way I can describe it.

Ron  Reisman: OK. Do we have time for one more?

Male: Sure.

Ron Reisman: OK, we had a question about outsourcing. Will we be seeing out - more outsourcing in the - in the near term, particularly with regard to IT?

Male: That subject has not been discussed.

Ron  Reisman: All right, thank you.

Male: OK, at this time, before I turn it over to Craig again for a quick wrap-up and thank you, I'd like to reiterate his point that we are having meetings this afternoon in New Jersey, employee meetings. The first meeting will be at 1:30 in the Clinton Holiday Inn; and that will be for all Bedminster and Northwest employees. And the second meeting will be at 3:30 at the Plaza in Union; that will be for all Plaza, Greenlay and Rahway and Erie Street employees - and Elizabeth and Perth Amboy employees, should they be able to make it.

     And we encourage all employees to please come and join those meetings; Craig and Paula will be at those meetings. Craig and Paula will be visiting Florida next week, and as Paula said, Maryland and Virginia in the first week in August. Any managers or directors or department heads that would like to discuss today's meetings with me, please feel free to contact me, and I'll get back to you if you don't get me directly. Thank you very much, everybody, and I'm going to turn it back over to Craig.

Craig Matthews: Let me close with a story, just to help you understand that I do have empathy for you. In the KeySpan merger of equals, and there are typically no merger of equals, you learn in life, but they were the larger company. But they were technically acquiring us, but it was called a merger of equals.

     At that time, I guess I was President of Brooklyn Union; we just changed our name to KeySpan. And our chairman, no one - nothing had been said to me, and the merger now had - was about a month away from closing. So, we were - this is the - a bad example of integration, Boston Gas was much better.

     I hadn't been told who I was going to report to, what my position was. So, I went to my chairman, and he said, "Don't worry, Craig, you're" - I was going to go back to becoming Chief Financial Officer, "and you'll report directly to me." And of course (Bob) knew I lived in New Jersey and did not want to relocate to Long Island, and (Loco's) headquarters was out in Hicksville. And he said, don't worry, this is going to work out fine.

     The next day I get a call from the chairman of (Loco), and he said, "Craig, you know, first of all I want you to know you're going to report directly to me. Secondly I am aware that you live in New

     Jersey, but I know you'll do the right thing." So, I went home that night and I had a lot of thinking to do, and that uncertainty prevailed, unfortunately, until the last day. And it worked out, because the chairman was asked to leave the company, and so I did get my wish, and I stayed in New Jersey, and everything worked out.

     But it just - I understand this is - the anxiety has not ended. The - a portion of it, at least now you know who the buyer is. And I'm telling you with every breath that I can, I know this company, I know Paula well. This is a good company. This is a company that's totally focused and what this company today is all about. That's where their strength is, they have a wonderful reputation, and I encourage you to seek out friends within the industry, go on their Web site, do what you want to. But you'll find good ratings about this company.

     I can't relieve your anxiety individually about what's going to happen to you. All I can do is promise you, as I did in the second day I was here, is that we will do everything to make this integration process fair, to give you the best shot. Yes, there will be some downsizing, there's no question about it.

     Paula's very sensitive to the ((inaudible)) company, appreciating the trouble that the company went through, but fully understanding that it was at the parent level and subsidiary related, not related to the core and bread and butter of this company, which has always been the utility business. She has been very sensitive to the history. She has reached out to some of the key directors to speak to them personally about her feelings about the history and her compassion for that. She's expressed a desire to meet personally with each one of our directors, which will take place over the coming weeks.

     So, all of our instincts are right, we have meeting schedules to meet with all the regulators, she has met with the governor of the state. She has met with (Gene Fox) to do everything in the right way, and to help maintain the healthy regulatory relationships that I've tried to reestablish here in the last five months that I've been here.

     I would also add, first of all, my thanks to Steve, Steve is - Overly has played a very key role in negotiating the details of this merger agreement. And I will tell you it has not been an easy process, along the way I developed shingles, which my doctor tells me is stress related. I can relate to that. Then I broke my toe last week, and it was - it was not in a fight over negotiations.

     But we have had a series of interesting issues, I guess is the best way to phrase it. But we are now here, and I am very pleased, not just for me or Steve, or for the offices and managers, I am pleased for all of you, because I really think this is a very healthy match. And it could have gone a different direction if the successful bidder was a different type company, et cetera.

     But we felt that was the best value for the shareholders, which as the primary determinant could have had a lesser impact, or worse impact on employees or customers, we didn't have that situation. So, it really is a win/win, and I hope over time you'll feel comfortable with that.

     There will be bumps along the road, to be sure. We won't do everything perfectly. Ask your questions, we will try and develop those forums for you to ask them, and for us to give you answers. Just be a little patient with us, a lot of the questions that came up today are all valid; it's just some of the issues haven't even been discussed yet.

     So, I would ask you to maintain a positive attitude in the coming weeks. Put the past behind us and look to a brighter future for this company. Thank you.

Male: OK, thank you very much, (Kim).

Operator: Thank you. To listen to the replay, it's scheduled to begin tomorrow at 7:00 a.m. Eastern Time, and will be available until July 12th - excuse me, July 21st at midnight. To access the replay, please dial 888-203-1112, and enter the passcode of 650952. Once again, that replay number is 888-203-1112, and the passcode of 652952.

     That concludes today's conference. Thank you for joining us. You may now disconnect your lines.

                                       END